Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$46,500,000	$4,975.50	(1)

(1) The filing fee of $4,975.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $1,052,436.81 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $4,975.50 is offset against the registration fee due for this offering and of which $1,047,461.31 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2006 - MTNDD033 Dated August 30, 2006

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

$46,500,000 principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

0.125% Notes Exchangeable for the Cash Value of a Basket of Selected Pharmaceutical Stocks Due 2011
•	The notes bear interest at the rate of 0.125% per annum, payable on March 7 and September 7 of each year, beginning March 7, 2007.
•	The notes are exchangeable at your option and are redeemable at our option for the cash value of baskets of shares comprised of the common stocks of four selected pharmaceutical companies (BioMarin Pharmaceutical Inc., Alexion Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated and Cubist Pharmaceuticals, Inc.). The number of shares of each of the underlying stocks in each basket is linked to a basket composition ratio for each stock that is fixed at the time the notes are priced for initial sale to the public and subject to change only in the event of certain extraordinary corporate events affecting the issuers of the relevant underlying stocks.
•	If not previously exchanged by you or called by us, the notes will mature on September 7, 2011. At maturity you will receive $1,000 in cash for each $1,000 principal amount of notes you then hold.
•	EXCHANGE RIGHT Beginning September 30, 2006, you will have the right to exchange each $1,000 principal amount of notes you then hold for the cash value of 7.7791 baskets of shares on the applicable exchange date. The number of shares of each of the underlying stocks included in a basket will equal the basket composition ratio for the stock.
•	CALL RIGHT Beginning July 1, 2008, we may provide notice of our decision to call the notes, in whole and not in part, for mandatory redemption at any time on or after August 30, 2008. Following an exercise of our call right, you will receive for each $1,000 principal amount of notes:
•	the cash value of 7.7791 baskets of shares on the applicable call date, with the number of shares of each of the underlying stocks included in each basket equal to the basket composition ratio of the stock, if the cash value of 7.7791 baskets of shares on the trading day immediately preceding the call notice date is greater than $1,000, or
•	a call price equal to $1,000 in cash, if the cash value of 7.7791 baskets of shares on the trading day immediately preceding the call notice date is less than or equal to $1,000.

Your exchange right will cease to be available following any exercise of our call right for the call price.

•	If you exchange your notes or if we call the notes, the cash value that you receive may not be greater than the issue price of your notes.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	We will not apply to list the notes on any exchange.

Investing in the Notes involves a number of risks. See “ Risk Factors Relating to the Notes” beginning on page PS-5.

The notes represent obligations of Citigroup Funding Inc. only and do not represent obligations of or interests in BioMarin Pharmaceutical Inc., Alexion Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated or Cubist Pharmaceuticals, Inc. or any of their affiliates. BioMarin Pharmaceutical Inc., Alexion Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated and Cubist Pharmaceuticals, Inc. are not involved in any way in this offering and have not authorized, sponsored or consented to the issuance of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1,000	$46,500,000

Agent’s Discount	$0	$0

Proceeds to Citigroup Funding Inc. (before expenses)	$1,000	$46,500,000

We expect that delivery of the notes will be made against payment therefor on or about September 7, 2006. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Citigroup

SUMMARY INFORMATION — Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 0.125% Notes Exchangeable for the Cash Value of a Basket of Selected Pharmaceutical Stocks Due 2011. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The notes mature on September 7, 2011, unless they are previously exchanged by you or called by us.

You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that these systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

The notes bear interest at the rate of 0.125% per annum. We will pay interest in cash semi-annually on each March 7 and September 7, commencing on March 7, 2007.

What Will I Receive at Maturity of the Notes?

At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

What Will I Receive if I Exercise My Exchange Right?

If you exercise your exchange right, you will receive the cash value of baskets of shares of the underlying stocks equal to the exchange ratio for each $1,000 principal amount of notes you then hold. You will not receive any accrued and unpaid interest on notes you exchange under your exchange right except in the limited circumstances described in “Description of the Notes — Exchange Right” in this pricing supplement.

The exchange ratio is 7.7791. The number of shares of each of the underlying stocks in a basket is linked to a basket composition ratio for each stock that was fixed on August 30, 2006, the date the notes were priced for initial sale to the public. The basket composition ratio may be adjusted if a number of events occur, as described under “Description of the Notes — Dilution Adjustments” in this pricing supplement. In order to exercise your exchange right, you will need to follow the procedures described in “Description of the Notes — Exchange Right” in this pricing supplement.

What Will I Receive if Citigroup Funding Calls the Notes?

We may call the notes, in whole and not in part, for mandatory redemption at any time on or after August 30, 2008, upon not less than 30 nor more than 60 days’ notice to holders of the notes in the manner described below. We may provide notice of our decision to call the notes beginning July 1, 2008.

If we exercise our call right, you will receive for each $1,000 principal amount of notes:

•	the cash value of 7.7791 baskets of shares on the applicable call date, with the number of shares of each of the underlying stocks included in each basket equal to the basket composition ratio of the stock, if the cash value of 7.7791 baskets of shares (as determined by Citigroup Global Markets Inc.) on the trading day immediately preceding the call notice date is greater than $1,000; or

•	$1,000 in cash if the cash value of 7.7791 baskets of shares (as determined by Citigroup Global Markets Inc.) on the trading day immediately preceding the call notice date is less than or equal to $1,000.

You will not receive any accrued and unpaid interest on the notes if we call them for redemption for the cash value of baskets of shares of the underlying stocks. You will receive accrued and unpaid interest on the notes up to and including the call date if we call them for redemption equal to $1,000 in cash.

If we call the notes for redemption equal to $1,000 in cash, your exchange right will cease to be available beginning on the call notice date. If we call the notes for redemption for the cash value of baskets of shares of the underlying stocks, you will continue to be able to exercise your exchange right up to the date specified in our notice of exercise of our call right.

How Have the Underlying Stocks Performed Historically?

We have provided tables showing the high and low sale prices for the common stocks of BioMarin Pharmaceutical Inc., Alexion Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated and Cubist Pharmaceuticals, Inc. for each quarter since the first quarter of 2001. You can find the tables in the section “Historical Data on the Underlying Stocks” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying stocks in recent years. However, past performance is not indicative of how the underlying stocks will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes — You Will Have No Rights Against the Issuers of the Underlying Stocks” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the Notes?

Because the notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount for United States federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 5.2915% per year. This tax OID will be includible in a United States holder’s gross income (as ordinary income) over the term of the note. The amount of tax OID included in income in each year prior to the year in which the note matures or otherwise is disposed of (including through our exercise of our call right or your exercise of your exchange right) will exceed the semi-annual interest payments to be made on the note in such years. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note or whether we will exercise our call right or you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Citigroup Funding nor a United States holder exercises, respectively, the call right or the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder’s economic income from holding the note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If we exercise our call right, or a United States holder exercises its exchange right or otherwise disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the agent for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the underlying stocks or in other instruments, such as options, swaps or futures, based upon the underlying stocks. This hedging activity could affect the market price of the underlying stocks and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the market prices of BioMarin Pharmaceutical Inc., Alexion Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated and Cubist Pharmaceuticals, Inc., and other events that are difficult to predict and beyond our control.

You Will Not Participate in the Appreciation of the Cash Value of the Basket of Shares of the Underlying Stocks Unless It Appreciates Significantly from Its Value on August 30, 2006

The notes offer you less opportunity to participate in any appreciation of the underlying stocks than does a direct investment in the underlying stocks because you will not participate in any appreciation in the prices of the underlying stocks unless you exchange or we call the notes and the cash value of the basket of shares of the underlying stocks appreciates approximately 28.55% from August 30, 2006 to the date the exchange is effected (or, if we call the notes, on the trading day before the call notice).

You Will Not Participate in Approximately the First 28.55% of any Appreciation of the Cash Value of the Basket of Shares of the Underlying Stocks

Even if the cash value of the basket of shares of the underlying stocks appreciates from August 30, 2006 and you exchange or we call the notes, you will not participate in approximately the first 28.55% of the appreciation in the cash value of the basket of shares of the underlying stocks from its value on August 30, 2006.

The Cash Value of the Basket of Shares of the Underlying Stocks Upon Our Call of the Notes May Decline During the Period from the Exercise of Our Call Right to the Date of Redemption

Following any exercise of our call right that results in payment of the cash value of baskets of shares of the underlying stocks (rather than payment of the fixed call price) up to and including the date on which the redemption is effected, you are subject to the risk of decline in the prices of the underlying stocks, and therefore a reduction in the amount of cash you receive upon redemption. Unlike most conventional convertible debt securities, this risk may cause you to receive cash equal to or less than the principal amount of your notes in certain circumstances. Although you can limit the risk of a decline in the prices of the underlying stocks by immediately exercising your exchange right on the call notice date, you cannot entirely eliminate this risk on the call notice date.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The notes bear interest at the rate of 0.125% per annum. As a result, if the cash value of the basket of the underlying stocks over the term of the notes is less than, equal to or only slightly greater than a price equal to $1,000 divided by the exchange ratio (a price that represents approximately an 28.55% appreciation in the cash value of the basket from its cash value on August 30, 2006), you will receive an amount in cash upon exchange or redemption that is equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

You Will Not Receive Any Dividends Paid on Any of the Underlying Stocks

Your return on the notes will not reflect the return you would realize if you actually owned shares of the underlying stocks and received any dividends paid on those shares because the notes do not entitle you to receive those dividends.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by the supply of and demand for the notes, the values of the underlying stocks and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Prices of the Underlying Stocks.    We expect that the market value of the notes at any time may be affected by changes in the prices of the underlying stocks. However, changes in the prices of the underlying stocks may not always be reflected, in full or in part, in the market value of the notes. Increases in the prices of the underlying stocks of less than approximately 28.55% over their prices on August 30, 2006 may not be fully reflected in the trading price of the notes because holders of the notes would not participate in those increases upon their exchange for or our call of the notes. If you choose to sell your notes when the prices of the underlying stocks is below their prices on August 30, 2006, you may receive less than the amount you originally invested.

Prices of the underlying stocks will be influenced by the results of operations of the issuers of those stocks and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which those issuers of the underlying stocks are a part. Citigroup Funding’s hedging activities in the underlying stocks, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the prices of the underlying stocks.

Volatility of the Cash Value of the Basket.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the cash value of the basket changes during the term of the notes, the market value of the notes may decrease. Because the basket is based on a relatively small number of underlying stocks, the cash value of the basket may be subject to greater volatility.

Call Feature.    Our ability to call the notes prior to their maturity date is likely to limit their market value. We believe that if we did not have the right to call the notes, their market value could be significantly different.

Events Involving the Issuers of the Underlying Stocks.    General economic conditions and earnings results of the issuers of the underlying stocks and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on the underlying stocks increase, we expect that the market value of the notes may decrease because the cash value of baskets of shares of the underlying stocks or cash you will receive upon your exchange or our call will not reflect the value of such dividend payments. Conversely, if the dividend yields on the issuers of the underlying stocks decrease, we expect that the market value of the notes may increase.

Interest Rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the prices of the underlying stocks the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the prices of the underlying stocks during the period prior to your exchange, our call or the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

Hedging Activities.    Hedging activities in the underlying stocks by us or one or more of our affiliates will likely involve trading in the underlying stocks or in other instruments, such as options or swaps, based upon the underlying stocks. This hedging activity could affect the market prices of the underlying stocks and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes. The notes are subject to the credit risk of Citigroup, the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the values of the underlying stocks.

The Historical Performance of the Underlying Stocks Is Not an Indication of the Future Performance of the Underlying Stocks

The historical performance of the underlying stocks, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying stocks during the term of the notes. Changes in the prices of the underlying stocks will affect the trading price of the notes, but it is impossible to predict whether the prices of the underlying stocks will rise or fall.

You Will Have No Rights Against the Issuers of the Underlying Stocks

You will have no rights against the issuers of the underlying stocks even though:

•	you will receive the cash value of baskets of shares of the underlying stocks upon your exchange or, under some circumstances, our call; and

•	the market value of the notes is expected to depend primarily on the cash value of the basket of the underlying stocks.

The issuers of the underlying stocks are not in any way involved in this offering and have no obligations relating to the notes or to holders of the notes. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to the underlying stocks.

The Cash Value of the Baskets of Shares of the Underlying Stocks You Receive Upon Your Exchange or Our Call May Be Reduced Under Some Circumstances if the Underlying Stocks are Diluted Because the Basket Composition Ratio Will Not Be Adjusted for All Events That Dilute the Underlying Stocks

The basket composition ratio is subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the issuers of the underlying stocks that modify their capital structures and a number of other transactions involving the issuers of the underlying stocks, as well as for the liquidation, dissolution or winding up of those issuers. You should refer to the section “Description of the Notes — Dilution Adjustments” in this pricing supplement. The basket composition ratio will not be adjusted for other events that may adversely affect the prices of the underlying stocks, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the cash value of baskets of shares of the underlying stocks you receive upon your exchange or our call to the then-current prices of the underlying stocks, these other events may reduce the cash value you receive, or determine whether you receive such cash value in the event we call the notes.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

The Market Value of the Notes and the Cash Value of the Baskets of Shares of the Underlying Stocks You Receive Upon Your Exchange or Our Call May Be Affected by Purchases and Sales of the Underlying Stocks or Derivative Instruments Related to the Underlying Stocks by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell shares of the underlying stocks or derivative instruments relating to the underlying stocks for their own accounts in connection with their normal business practices. These transactions could affect the prices of the underlying stocks and therefore the cash value of the baskets of shares of the underlying stocks you receive upon your exchange or our call or reduce the price you receive if you sell your notes.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the 0.125% Notes Exchangeable for the Cash Value of a Basket of Selected Pharmaceutical Stocks Due 2011 (the “Notes”) supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

Interest

The Notes will bear interest at a rate equal to 0.125% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest payment dates with respect to the Notes are March 7 and September 7 of each year, commencing March 7, 2007.

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each interest payment date. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Payment at Maturity

The Notes mature on September 7, 2011, unless they are previously exchanged by you or called by us. At maturity, you will receive $1,000 for each $1,000 principal amount of Notes you then hold.

Exchange Right

Beginning on September 30, 2006, you will have the right, by completing the Official Notice of Exchange attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the Notes no later than 11:00 a.m. New York City time on any Trading Day, to exchange each $1,000 principal amount of Notes you then hold for the cash value of 7.7791 baskets of shares of the Underlying Stocks on the applicable Exchange Date, with the number of shares of each of the Underlying Stocks included in each basket equal to the Basket Composition Ratio of the relevant Underlying Stock as calculated by the calculation agent. You will be able to exercise your exchange right through and including the Trading Day prior to the earliest of:

•	maturity;

•	if we call the Notes for redemption for the cash value of baskets of shares of the Underlying Stocks, as described below, the date specified in our notice of redemption, which we refer to as the “Call Date;” and

•	if we call the Notes for redemption for the Call Price, as described below, the Trading Day on which we give notice of our exercise of our call right, which we refer to as the “Call Notice Date.”

We will pay in cash the cash value of baskets of shares of the Underlying Stocks to you three Business Days after the date you deliver a valid Official Notice of Exchange (such date of delivery of a valid Official Notice of Exchange, the “Exchange Date”), as long as the paying agent has received delivery on the Exchange Date of your Notes.

We will not pay accrued and unpaid interest on Notes that you exchange under your exchange right. Notwithstanding the foregoing, we will pay you accrued interest up to and including the earlier of the Exchange Date and August 29, 2008, if:

•	you exercise your exchange right after we call the Notes for mandatory redemption for the cash value of baskets of shares of the Underlying Stocks;

•	the Call Notice Date is on or before August 29, 2008; and

•	the Call Date is on or after August 30, 2008.

The “Exchange Ratio” will equal 7.7791.

The “Basket Composition Ratio” is the number of shares of each of the Underlying Stocks included in each basket, as specified under “—The Basket” below.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of the Underlying Stocks (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of the Underlying Stocks (or other relevant security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Call Right

We may call the Notes, in whole and not in part, for mandatory redemption at any time on or after August 30, 2008, upon not less than 30 nor more than 60 days’ notice to holders of the Notes in the manner described below. We may provide notice of our decision to call the Notes beginning on July 1, 2008. Following an exercise of our call right, you will receive for each $1,000 principal amount of Notes:

•	the cash value of 7.7791 baskets of shares on the applicable Call Date, with the number of shares of each of the Underlying Stocks included in each basket equal to the Basket Composition Ratio of the stock, if the cash value of 7.7791 baskets of shares (as determined by the calculation agent) on the Trading Day immediately preceding the Call Notice Date is greater than $1,000, or

•	an amount in cash equal to $1,000 (the “Call Price”), if the cash value of 7.7791 baskets of shares (as determined by the calculation agent) on the Trading Day immediately preceding the Call Notice Date is less than or equal to the Call Price.

Once we call the Notes, unless you have already exercised your exchange right, we will pay you the cash value of baskets of shares of the Underlying Stocks or pay you the Call Price, as the case may be:

•	three Trading Days after the Call Date specified in our notice of mandatory redemption, if we pay you the cash value of baskets of shares of the Underlying Stocks; or

•	on the Call Date, if we pay you the Call Price.

We will not pay accrued and unpaid interest on the Notes if we call them for mandatory redemption for the cash value of baskets of shares of the Underlying Stocks. We will pay accrued and unpaid interest up to and including the Call Date on the Notes if we call them for mandatory redemption in cash at the Call Price.

If we call the Notes for mandatory redemption in cash at the Call Price, your exchange right will cease to be available beginning on the Call Notice Date. If we call the Notes for mandatory redemption for the cash value of baskets of shares of the Underlying Stocks, you will continue to be able to exercise your exchange right up to the Call Date.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Payment of the Cash Value of Baskets of Shares of the Underlying Stocks

We may satisfy our obligation to pay the cash value of baskets of shares of the Underlying Stocks under the Notes at any time by causing our affiliate, Citigroup Global Markets, to pay such cash amount to the paying agent through the facilities of DTC. If we do so, the paying agent will in turn be obligated to pay the cash to holders of the Notes.

The Basket

The Basket is comprised of the common stocks (together, the “Underlying Stocks”) of the following four issuers (together, the “Underlying Issuers”) as weighted below based on the price of each stock on August 30, 2006, as determined by the calculation agent, to achieve a Basket value of $100 on that date:

Underlying Issuers	Underlying Stocks (Ticker Symbol/ Listing)	Initial Percentage of Basket	Initial Price of Stocks	Basket Composition Ratio
BioMarin Pharmaceutical Inc.	BMRN (Nasdaq)	30%	$16.30	1.8405
Alexion Pharmaceuticals, Inc.	ALXN (Nasdaq)	30%	$37.66	0.7966
Vertex Pharmaceuticals Incorporated	VRTX (Nasdaq)	30%	$34.66	0.8656
Cubist Pharmaceuticals, Inc.	CBST (Nasdaq)	10%	$23.69	0.4221

The cash value of the basket on any Trading Day will equal the sum of the products of each Underlying Stock’s Closing Price and that Underlying Stock’s Basket Composition Ratio. The Basket Composition Ratios are subject to dilution adjustments for certain corporate events. See “— Dilution Adjustments” below.

The “Closing Price” of any Underlying Stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the Underlying Stock (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the Underlying Stock (or that other security) is listed or admitted to trading, or (2) if the Underlying Stock (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), the last quoted bid price for the Underlying Stock (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the

Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the Underlying Stock (or that other security) obtained from as many dealers in such Underlying Stock or security (which may include Citigroup Global Markets or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

Dilution Adjustments

The Basket Composition Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you will receive if you exchange or we call the Notes, and on whether you will receive cash value of baskets of shares of the Underlying Stocks in the event we call the Notes. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described in this section and will furnish the trustee with notice of any adjustments.

If any Underlying Issuer, after the date of this pricing supplement:

(1)	pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value);

(2)	subdivides or splits the outstanding shares of its common stock into a greater number of shares;

(3)	combines the outstanding shares of its common stock into a smaller number of shares; or

(4)	issues by reclassification of shares of its common stock any shares of other common stock of that issuer;

then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of the common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock, and the denominator of which will be the number of shares of the common stock outstanding immediately before the event.

If any Underlying Issuer, after the date of this pricing supplement, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of the shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Basket Composition Ratio will be further adjusted to equal the Basket Composition Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

If any Underlying Issuer, after the date of this pricing supplement, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. If any capital stock declared or paid as dividend or otherwise distributed or issued to all holders of common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, at maturity, each holder of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to a number of shares of the Underlying Stock equal to the product of the Exchange Ratio multiplied by the Basket Composition Ratio applicable to such Underlying Stock.

If any Underlying Issuer, after the date of this pricing supplement, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

For purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of any Underlying Stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the common stock have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by any Underlying Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by that issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, at maturity, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the sum of the amount of cash plus the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to a number of shares of the Underlying Stock equal to the product of the Exchange Ratio multiplied by the Basket Composition Ratio applicable to such Underlying Stock.

If any Underlying Issuer, after the date of this pricing supplement, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the Notes will receive upon the exchange or redemption for each Note the cash value of a number of baskets equal to the Exchange Ratio, with each basket consisting of a combination of shares of the Underlying Stock equal to the Basket Composition Ratio and a number of shares of such Issuer subsidiaries’ capital stock equal to the Basket Composition Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of the Underlying Stock. Following the record date for an event described in this paragraph, the “Closing Price” of the Underlying Stock will equal the price per share of the Underlying Stock, plus the price per share of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of the Underlying Stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “— Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the underlying stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the issuer of that common stock;

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

•	in the case of any Excess Purchase Payment for which the issuer of the common stock announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Basket Composition Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the issuer of the common stock, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Basket Composition Ratio will be further adjusted to the Basket Composition Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio will not be rescinded but will be applied to the new Basket Composition Ratio provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of the issuer of the common stock, or any surviving entity or subsequent surviving entity of that issuer, with or into another entity, other than a merger or consolidation in which the issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of the issuer or another issuer;

•	any sale, transfer, lease or conveyance to another corporation of the property of the issuer or any successor as an entirety or substantially as an entirety;

•	any statutory exchange of securities of the issuer or any successor of the issuer with another issuer, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution or winding up of the issuer or any successor of the issuer;

the Closing Price of that common stock will be deemed to be equal to the Transaction Value in respect of that common stock.

The “Transaction Value” will be the sum of:

1.	for any cash received in a Reorganization Event, (a) if the amount of cash received per share of common stock is less than or equal to 20% of the Transaction Value, such amount of cash, and (b) if the amount of cash received per share of common stock is greater than 20% of the Transaction Value, the value (as determined pursuant to clause 3 below) of a basket of shares of the three largest companies in terms of market capitalization having the same Standard Industrial Classification Code as the Underlying Issuer with respect to which such Reorganization Event has occurred (the number of shares of each company to be included in such basket will be calculated as (i) one third (1/3) of the amount of cash received, divided by (ii) the Closing Price of the common stock of each company on the date the Reorganization Event is consummated);

2.	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final; and

3.	for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, or rights or warrants to subscribe for or purchase any such equity or debt securities, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to the common stock of the issuer or the issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the amount to be received at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “— Payment at Maturity,” “— Exchange Right” and “— Payment of the Cash Value of Baskets of Shares of the Underlying Stocks” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the beneficial owner of a Note will not be permitted to make a claim for unmatured interest against the entity that becomes subject to a bankruptcy proceeding, and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of a Note will be capped at the cash equivalent of the amount to be received at maturity calculated as though the maturity date of the Notes were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of Notes at 0.125% per annum up to the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.75% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Paying Agent, Trustee and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. JPMorgan Chase Bank, N.A., as trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0 AW 9.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

INFORMATION REGARDING THE ISSUERS OF THE UNDERLYING STOCKS

According to publicly available documents:

•	BioMarin Pharmaceutical Inc. develops and commercializes biopharmaceuticals for serious diseases and medical conditions;

•	Alexion Pharmaceuticals, Inc. is a biotechnology company engaged in the discovery and development of therapeutic products for the treatment of severe diseases;

•	Vertex Pharmaceuticals Incorporated is a biotechnology company in the business of discovering, developing and commercializing small molecule drugs for the treatment of serious diseases; and

•	Cubist Pharmaceuticals, Inc. is a biopharmaceutical company that engages in the research, development and commercialization of pharmaceutical products for the acute care environment.

Each of the issuers of the Underlying Stocks is currently subject to the information requirements of the Securities Exchange Act. Accordingly, the Underlying Issuers file reports (including Annual Report on Form 10-K and Quarterly Reports on Form 10-Q), proxy statements and other information with the SEC. The Underlying Issuers’ registration statements, reports, proxy statements and other information are available to the public from the SEC’s website at http://www.sec.gov, or may be inspected and copied at the offices of the SEC at the locations listed under “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup has participated in the preparation of publicly available documents of any of the Underlying Issuers and neither has made any due diligence investigation or inquiry of any of the Underlying Issuers in connection with the offering of the Notes. We make no representation that the publicly available information about any of the Underlying Issuers is accurate or complete.

The Notes represent obligations of Citigroup Funding only. None of the Underlying Issuers of the Underlying Stocks is involved in any way in this offering and has no obligation relating to the Notes or to the holders of the Notes.

HISTORICAL DATA ON THE UNDERLYING STOCKS

BIOMARIN PHARMACEUTICAL INC.

The common stock of BioMarin Pharmaceutical Inc. is listed on the Nasdaq Global Market under the symbol “BMRN.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale prices for BioMarin Pharmaceutical common stock, as reported on Nasdaq and the cash dividends paid per share of BioMarin Pharmaceutical common stock beginning in the first quarter of 2001.

Holders of the Notes will not be entitled to any rights with respect to BioMarin Pharmaceutical common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

Quarter	High	Low	Dividends
2001
First	13.2500	6.5625	0.0000
Second	13.2900	7.5000	0.0000
Third	13.7400	8.0700	0.0000
Fourth	14.4000	8.6500	0.0000
2002
First	14.0600	9.2500	0.0000
Second	10.5000	4.0000	0.0000
Third	6.5300	3.5700	0.0000
Fourth	8.7100	4.7300	0.0000
2003
First	12.3000	5.7900	0.0000
Second	13.6700	9.1600	0.0000
Third	10.8900	7.0000	0.0000
Fourth	8.4700	6.6000	0.0000
2004
First	8.8700	7.0900	0.0000
Second	8.1200	5.5300	0.0000
Third	6.6600	4.5000	0.0000
Fourth	6.4900	3.8700	0.0000
2005
First	6.4090	4.4000	0.0000
Second	7.7700	4.7500	0.0000
Third	9.4700	7.0200	0.0000
Fourth	11.7000	6.9400	0.0000
2006
First	15.2900	10.5500	0.0000
Second	14.7300	11.5500	0.0000
Third (through August 30, 2006)	16.7400	13.3800	0.0000

The closing price of BioMarin Pharmaceutical common stock on August 30, 2006, was $16.57.

According to BioMarin Pharmaceutical Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as of August 1, 2006, there were 85,551,205 shares of common stock outstanding. During the periods reflected in the table, BioMarin Pharmaceutical Inc. did not split its stock.

ALEXION PHARMACEUTICALS, INC.

The common stock of Alexion Pharmaceuticals, Inc. is listed on the Nasdaq Global Market under the symbol “ALXN.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale prices for Alexion Pharmaceuticals common stock, as reported on Nasdaq and the cash dividends paid per share of Alexion Pharmaceuticals common stock beginning in the first quarter of 2001.

Holders of the Notes will not be entitled to any rights with respect to Alexion Pharmaceuticals common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

Quarter	High	Low	Dividends
2001
First	78.8906	16.8750	0.0000
Second	29.9900	17.6250	0.0000
Third	24.5000	14.0100	0.0000
Fourth	25.0000	15.2500	0.0000
2002
First	26.6900	20.3100	0.0000
Second	23.8000	11.6700	0.0000
Third	15.9500	10.6400	0.0000
Fourth	17.9800	9.0500	0.0000
2003
First	14.9500	10.0000	0.0000
Second	20.1500	12.1800	0.0000
Third	19.8300	12.0300	0.0000
Fourth	21.6400	16.4700	0.0000
2004
First	26.1400	17.0000	0.0000
Second	25.9400	17.0600	0.0000
Third	18.7800	13.3000	0.0000
Fourth	26.0300	16.6100	0.0000
2005
First	26.9600	19.7900	0.0000
Second	24.1100	19.9600	0.0000
Third	30.0000	23.0300	0.0000
Fourth	29.9100	18.3700	0.0000
2006
First	39.8200	19.9000	0.0000
Second	36.7700	29.8100	0.0000
Third (through August 30, 2006)	38.8600	31.4200	0.0000

The closing price of Alexion Pharmaceuticals common stock on August 30, 2006 was $37.64.

According to Alexion Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as of August 8, 2006, there were 31,597,246 shares of common stock outstanding. During the periods reflected in the table, Alexion Pharmaceuticals, Inc. did not split its stock.

VERTEX PHARMACEUTICALS INCORPORATED

The common stock of Vertex Pharmaceuticals Incorporated is listed on the Nasdaq Global Select Market under the symbol “VRTX.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale prices for Vertex Pharmaceuticals common stock, as reported on Nasdaq and the cash dividends paid per share of Vertex Pharmaceuticals common stock beginning in the first quarter of 2001.

Holders of the Notes will not be entitled to any rights with respect to Vertex Pharmaceuticals common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

Quarter	High	Low	Dividends
2001
First	75.1719	25.6250	0.0000
Second	52.2500	29.7500	0.0000
Third	49.3800	15.5000	0.0000
Fourth	28.8400	16.7400	0.0000
2002
First	29.9200	17.7800	0.0000
Second	32.4500	15.0200	0.0000
Third	23.9600	12.6700	0.0000
Fourth	21.6000	15.3400	0.0000
2003
First	16.5000	9.5900	0.0000
Second	18.7500	9.9400	0.0000
Third	16.7700	11.7300	0.0000
Fourth	14.1900	7.8300	0.0000
2004
First	12.2000	8.8200	0.0000
Second	10.9900	8.0000	0.0000
Third	11.1900	8.0600	0.0000
Fourth	12.0500	9.7900	0.0000
2005
First	11.9900	9.2000	0.0000
Second	17.0600	8.6100	0.0000
Third	22.6800	15.3300	0.0000
Fourth	29.2400	20.3100	0.0000
2006
First	44.7100	26.5000	0.0000
Second	40.0000	29.0000	0.0000
Third (through August 30, 2006)	37.1000	29.7500	0.0000

The closing price of Vertex Pharmaceuticals common stock on August 30, 2006, was $34.98.

According to Vertex Pharmaceuticals Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as of August 7, 2006, there were 111,801,481 shares of common stock outstanding. During the periods reflected in the table, Vertex Pharmaceuticals Incorporated did not split its stock.

CUBIST PHARMACEUTICALS, INC.

The common stock of Cubist Pharmaceuticals, Inc. is listed on the Nasdaq Global Select Market under the symbol “CBST.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale prices for Cubist Pharmaceuticals common stock, as reported on Nasdaq and the cash dividends paid per share of Cubist Pharmaceuticals common stock beginning in the first quarter of 2001.

Holders of the Notes will not be entitled to any rights with respect to Cubist Pharmaceuticals common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

Quarter	High	Low	Dividends
2001
First	35.9375	12.0000	0.0000
Second	40.2000	19.5000	0.0000
Third	43.9800	27.9200	0.0000
Fourth	43.0000	30.6500	0.0000
2002
First	35.9900	12.8700	0.0000
Second	18.6700	8.2600	0.0000
Third	9.7500	3.9900	0.0000
Fourth	11.9200	4.2600	0.0000
2003
First	8.5100	5.8700	0.0000
Second	13.5700	7.3000	0.0000
Third	14.7500	9.8600	0.0000
Fourth	13.1200	10.1900	0.0000
2004
First	16.0700	8.3900	0.0000
Second	11.6000	9.1500	0.0000
Third	11.4700	7.7100	0.0000
Fourth	13.0000	9.3000	0.0000
2005
First	12.2100	9.7800	0.0000
Second	13.5400	8.6400	0.0000
Third	21.5600	12.9000	0.0000
Fourth	23.4700	16.6900	0.0000
2006
First	25.3000	19.8400	0.0000
Second	26.7700	18.6300	0.0000
Third (through August 30, 2006)	25.4000	19.5600	0.0000

The closing price of Cubist Pharmaceuticals common stock on August 30, 2006, was $23.59.

According to Cubist Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as of July 31, 2006, there were 54,630,076 shares of common stock outstanding. During the periods reflected in the table, Cubist Pharmaceuticals, Inc. did not split its stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary supplements, and should be read in conjunction with, the section entitled “United States Federal Income Tax Considerations” in the prospectus supplement.

Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

Tax Characterization of the Notes

Each Note will be treated by Citigroup Funding for United States federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to United States Treasury regulations governing contingent debt instruments (the “Contingent Debt Regulations”). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

United States Holders

Taxation of Interest.    A United States holder (as such term is defined in the prospectus supplement) of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “noncontingent bond method” to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 5.2915% (the “comparable yield”). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 0.125%, as well as a payment of $1,291.36 at maturity, or the accrued portion thereof upon exchange or redemption (the “Assumed Exchange Amount”). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note’s issue price.

The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Citigroup Funding’s expectations regarding such yield, the amount of such payment, or whether Citigroup Funding will exercise its call right or any holder will exercise its exchange right.

Each Note will be issued at par. However, there will be original issue discount for United States federal income tax purposes (“Tax OID”) because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, a United States holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the Note for all days during the taxable year that the United States holder owns the Note. As a result, a United States holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payments will be made with respect to the Notes only upon interest payment dates, at maturity, or upon exchange or redemption.

The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The “adjusted issue price” of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods: $16.36 in 2006; $53.23 in 2007; $56.08 in 2008; $59.09 in 2009; $62.25 in 2010; and $44.35 in 2011 (adjusted as described in the first below paragraph).

Disposition (including Exchange) of the Notes.    When a United States holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity or upon the exercise by Citigroup Funding of its call right or the holder of its exchange right) (a “disposition”), the United States holder’s gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the Note and the United States holder’s tax basis in the Note. A United States holder’s tax basis (i.e., adjusted cost) in a Note will be equal to the United States holder’s original purchase price for such Note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the Note. If the amount received by the United States holder at maturity or upon exchange or redemption of a Note exceeds the accrued portion of the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity or upon exchange or redemption is less than the accrued portion of the Assumed Exchange Amount, the difference between the amount received and the accrued portion of the Assumed Exchange Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the Note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such Note for more than one year, and a short-term capital loss in other cases.

Information Reporting and Backup Withholding.    Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of Notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $46,500,000 principal amount of Notes (46,500 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup.

Citigroup Funding will not apply to list the Notes on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes — The Market Value of the Notes and the Cash Value of the Baskets of Shares of the Underlying Stocks You Receive Upon Your Exchange or Our Call May Be Affected by Purchases and Sales of the Underlying Stocks or Derivative Instruments Related to the Underlying Stocks by Affiliates of Citigroup Funding” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Please see “ERISA Matters” in the accompanying prospectus supplement.

EXHIBIT A

OFFICIAL NOTICE OF EXCHANGE

Dated:	[Must be on or after September 30, 2006]

Citibank, N.A., as Paying Agent Citibank Agency & Trust 388 Greenwich Street, 14th Floor New York, NY 10013 Attention: Nancy Forte Phone: (800) 422-2066 (212) 816-5685 Fax: (212) 816-5527	Citigroup Global Markets Inc., as Calculation Agent 390 Greenwich Street New York, New York 10013 Attn: Structured Products/Equity Derivatives Group Phone: (212) 723-7349 Fax: (212) 723-8732

Ladies and Gentlemen:

The undersigned holder of the 0.125% Notes Exchangeable for the Cash Value of a Basket of Selected Pharmaceutical Stocks Due 2011 (the “Notes”) hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Trading Day by either the Calculation Agent or the Paying Agent, as of the next Trading Day), provided that such day is prior to the earliest of (i) September 7, 2011, (ii) the Call Date, and (iii) in the event of a call for cash at the Call Price, the Call Notice Date, the holder’s exchange right as described in the Pricing Supplement dated August 30, 2006 relating to the Notes (the “Pricing Supplement”). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Citigroup Funding Inc. shall cause its affiliate, Citigroup Global Markets Inc., to pay the required amount of cash to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to pay the required amount of cash three Business Days after the Exchange Date in accordance with the payment instructions set forth below, as long as the Paying Agent has received delivery on the Exchange Date of the Notes being exchanged.

Very truly yours,

[Name of Holder]

By:

[Title]

[Fax No.]

$

Principal Amount of Notes being Exchanged [must be $1,000 or integral multiple thereof]

Payment Instructions for the required amount of cash:

Receipt of the above Official Notice of Exchange is hereby acknowledged:

CITIGROUP GLOBAL MARKETS INC., as Calculation Agent

CITIBANK, N.A., as Paying Agent.

By: CITIBANK, N.A., as Paying Agent.

By:

Name:
Title:

Date and Time of Acknowledgement:

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus and prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

$46,500,000

0.125% Notes

Exchangeable

for the Cash Value of a Basket of Selected Pharmaceutical Stocks

Due September 7, 2011

($1,000 Principal Amount Per Note)

Pricing  Supplement

August 30, 2006

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)

Citigroup